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Exhibit 99.2

Item 6. Selected Financial Data

        On April 25, 2007, Marathon's stockholders approved an increase in the number of authorized shares of common stock from 550 million to 1.1 billion shares, and our Board of Directors declared a two-for-one split of our common stock. The split was effected in the form of a stock dividend distributed on June 18, 2007, to stockholders of record at the close of business on May 23, 2007. Stockholders received one additional share of Marathon Oil Corporation common stock for each share of common stock held as of the close of business on the record date. The per share data below has been restated to reflect the stock split.

(In millions, except per share data)	2006(a)	2005(a)	2004	2003	2002

Statement of Income Data:
Revenues(b)	$64,896	$62,986	$49,465	$40,907	$31,295
Income from continuing operations	4,957	3,006	1,294	1,010	507
Net income	5,234	3,032	1,261	1,321	516
Basic per share data:
Income from continuing operations	$6.92	$4.22	$1.92	$1.63	$0.82
Net income	$7.31	$4.26	$1.87	$2.13	$0.83
Diluted per share data:
Income from continuing operations	$6.87	$4.19	$1.91	$1.63	$0.82
Net income	$7.25	$4.22	$1.86	$2.13	$0.83
Statement of Cash Flows Data:
Capital expenditures from continuing operations	$3,433	$2,796	$2,141	$1,873	$1,520
Dividends paid	547	436	348	298	285
Dividends paid per share	$0.76	$0.60	$0.51	$0.48	$0.46
Balance Sheet Data as of December 31:
Total assets	$30,831	$28,498	$23,423	$19,482	$17,812
Total long-term debt, including capitalized leases	3,061	3,698	4,057	4,085	4,410

(a)
On June 30, 2005, Marathon acquired the 38 percent ownership interest in MPC previously held by Ashland, making it wholly-owned by Marathon. See Note 6 to the consolidated financial statements.
(b)
Effective April 1, 2006, Marathon changed its accounting for matching buy/sell transactions. This change had no effect on income from continuing operations or net income, but the revenues and cost of revenues recognized after April 1, 2006 are less than the amounts that would have been recognized under previous accounting practices. See Note 2 to the consolidated financial statements.

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  Item 6. Selected Financial Data